[English Translation]

Management and Administration Agreement

Party A: Beijing Xinbiao Concrete Co., Ltd.

Party B: Beijing Xin’ao Concrete Co., Ltd.

On the principle of mutual benefit, through both parties’ friendly negotiation, Party A entrust Party B manage Magezhuang Plant, Beijing Xinbiao Concrete Co., Ltd. Magezhuang Plant is located at Chaoyang District, Beijing. Both parties agree:

1. Period of management and administration and current situation.

i. The period of management and administration is under the term of 8 years from February 16, 2008 to February 15, 2016.
ii. Introduction of Beijing Xinbiao Concrete Co., Ltd.

Beijing Xinbiao Concrete Co., Ltd. meets the state tax free qualification and now is exempt from tax. It has one unit of 3 cubic metres and 1.5 cubic metres mixer of concrete respectively, two 37 concrete automobile pumps, seven ‘Xingma’ 9 cubic metres concrete transportation trucks, two 50 loaders, one lab equipment, one 2 tons fuel steam boiler, one 0.5 ton coal firing and one 0.5 ton fuel oil boiler, one 120 ton ground scale and 10 years land lease contract.

2. Fee, benefit sharing and responsibility

i. The production cost, sale expenses, interest of loan, toll for highway maintenance, financing fee, general managing cost counts into the plant. The land rent is 400 thousand per year (Party A should pay the exceeding part). Party B should take the responsibility of management loss. Party A shall take all the responsibility which occurs before the agreement coming into force.

ii. During the period of management agreement, the plant should pay Party A earnings 5 million (In case of Beijing Olympics, 4.5 million for the first year). The payment should be done in the first 15 days every quarter or counts into next quarter by 5 ‰ of daily surcharge if payment delays. Party A has the right to get this benefit even if Party B makes loss.

3. Rights and obligations

i. Rights and Obligations for Party A

a. Party A should assign an executive to be Party B’s Board of Director, supervising the financial management and asset situation during the entrustment, and getting the benefit in accordance with the agreement.

b. Party A has the right to charge required fee, benefit and profit. Party A is responsible for accounts payable and accounts receivable before the agreement coming into force.

c. Party A should provide fully supports to Party B with regard to the management rights. After the full period of leasing, Party A has the right to withdraw the management right to the plant.

d. Party A should be in charge of tax exemption for the plant and solve the old problem as well as dealing with relevant issues with local government. If the tax exemption is not approved, Party A’s benefit should be decreased by 1.5 million under the agreement every year. Party B should provide documents to meet the State tax exemption condition.

e. Party A should contact and assist to conclude no less than 150 thousand cubic meters concrete contract.

f. Party A should relieve all employees except those whom both parties agree to employ.

ii. Rights and Obligations for Party B

a. Party B is responsible for organizing management team, staff recruitment and financial management. Party B is supervised by party A.

b. Party B should pay Party A’s benefit and profit in term of the agreement and take the responsibility of loss.

c. Party B should report to party A before 15th every month about company performance including: sales contract, purchase contract, account payable and account receivable etc.

d. Party B should change, rebuild or perfect equipment in term of agreement.

e. Party B should maintain all the equipment well periodically.

4. Others

i. Party A should support Party B if a loan under Party A’s name. Party B should provide guarantee and Party A should provide counter-guarantee by plant’s equipment. Party B has the responsibility to return the debt. If the loan can be ensured, the expense of the first year shall be paid by the loan. Otherwise, the plant can be transferred to Party B if Party B pays 1.5 thousand to Party A before January 15, 2008. The second pay shall be paid before January 25, 2008 and the rest shall be before May 1st, 2008.

ii. In this period, the equipment which is replenished by Party B belongs to Party B. By the end of the agreement, the property should be returned to Party A.

iii. The amount of remaining pebble and gravel shall be balanced to creditor’s claim according to stock-taking: gravel RMB 45 yuan/ton and pebble RMB 38 yuan/ton. The total account shall be paid in ten months by average.

iv. Party B takes the responsibility of paying the debt which concludes with Party B.

v. Party B takes the responsibility of loss caused by traffic accident and quality incident.

vi. Party B shares 60 % and Party A shares 40% of compensation if the plant is demolished during the period of agreement.

5. Transferring and time

i. The accounts, fixed properties, remaining property and spare parts, office equipment and furniture etc. should be equal between the claim and debt after the Party A’s consent.

ii. All certification, seals, stamps and bank account.

6. Termination and alternation

i. In case of force majeure, after discussion between two parties, the agreement shall be changed or terminated.

ii. The agreement will automatically terminate after full period of entrustment agreement.

7. The agreement comes into force after both parties sign. This agreement is made quadruplicate. Each party holds two.

Attachment: all transferring formality and documents.

Party A:	Party B

Beijing Xinbiao Concrete Co., Ltd.	Beijing Xin’ao Concrete Co., Ltd.

Representative: (seal)	Representative: (seal)

Date: